Exhibit 3.14

Form 205 (revised 9/05)	Articles of Organization For A Texas Limited Liability Company Act	This space reserved for office use.
Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $200

Article 1 – Name

The name of the limited liability company is as set forth below:

SSP BevCo II LLC

The name of the entity must contain the words “Limited Liability Company” or “Limited Company,” or an accepted abbreviation of such terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 2 - Registered Agent and Registered Office (Select and complete either A or B and complete C.)

☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☒ B. The initial registered agent is an individual resident of the state whose is set forth below.

First Name Eddie	M.I. V.	Last Name Bonner	Suffix Jr.

C. The business address of the registered agent and the registered office address is:

Street Address 4433 Baldwin Blvd.	City Corpus Christi	State TX	Zip Code 78408

Article 3 – Management

A. ☒ The limited liability company is to be managed by managers. The names and addresses of the initial managers are set forth below:

OR (Select either option A or option B; do not select both.)

B. ☐ The limited liability company will not have managers. Management of the company is reserved to the members. The names and addresses of the initial members are set forth below:

Manager/Member Name and Address Information

MANAGER/MEMBER 1:

LEGAL ENTITY: The manager/member is a legal entity named:

INDIVIDUAL: The manager/member is An individual whose name is set forth below:

First Name Eddie	M.I. V.	Last Name Bonner	Suffix Jr.

ADDRESS OF MANAGER/MEMBER 1:

Street Address 4433 Baldwin Blvd.	City Corpus Christi	State TX	Zip Code 78408

MANAGER/MEMBER 2:

LEGAL ENTITY: The manager/member is a legal entity named:

INDIVIDUAL: The manager/member is an individual whose name is set forth below.

First Name Marvin	M.I. D.	Last Name Wishard	Suffix

ADDRESS OF MANAGER/MEMBER 2:

Street Address 4433 Baldwin Blvd.	City Corpus Christi	State TX	Zip Code 78408

MANAGER/MEMBER 3:

LEGAL ENTITY: The manager/member is a legal entity named:

INDIVIDUAL: The manager/member is an individual whose name is set forth below.

First Name Sam	M.I. L.	Last Name Susser	Suffix

ADDRESS OF MANAGER/MEMBER 3:

Street Address 4433 Baldwin Blvd.	City Corpus Christi	State TX	Zip Code 78408

Article 4 – Duration

The period of duration is perpetual.

Article 5 – Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized.

Supplemental Provisions/Information

Text Area [The attached addendum are incorporated herein by reference.]

Organizer

The name and address of the organizer is set forth below.

Name Dewey A. Brackin

Street Address 600 Congress Ave., Ste. 3000	City Austin	State TX	Zip Code 78701

Effectiveness of Filing

A. ☒ This document will become effective when the document is filed by the secretary of state.

OR

B. ☐ This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

Signature of organizer